                                                                      Exhibit 11

                          THE TORO COMPANY AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE (UNAUDITED)
                    (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                               Three Months Ended            Six Months Ended
                                        ----------------------------- ----------------------------
                                        February 3,    January 28,    February 3,    January 28,
                                           1995           1994           1995           1994
                                        ----------     -----------    -----------    -----------
Net earnings . . . . . . . . . . . .    $    6,799     $    4,477     $    15,101    $    2,582
                                        ----------     ----------     -----------    ----------
                                        ----------     ----------     -----------    ----------

Primary:
     Shares of common stock and
      common stock equivalents:
       Weighted average
        number of common
        shares outstanding . . . . .    12,748,891     12,414,115     12,670,796     12,368,710
       Dilutive effect of outstanding
        stock options (1). . . . . .       505,812        551,840        481,057        539,633
                                        ----------     ----------     ----------     ----------
                                        13,254,703     12,965,955     13,151,853     12,908,343
                                        ----------     ----------     ----------     ----------

       Net earnings per share of
        common stock and common
        stock equivalent . . . . . .    $     0.51     $     0.35     $     1.15     $     0.20
                                        ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------

Fully Diluted:
      Shares of common stock and common
      stock equivalents:
        Weighted average number
         of common shares
         outstanding . . . . . . . .    12,748,891     12,414,115     12,670,796     12,368,710
        Dilutive effect of outstanding
         stock options (2) . . . . .       519,207        565,762        542,683        585,798
                                        ----------     ----------     ----------     ----------
                                        13,268,098     12,979,877     13,213,479     12,954,508
                                        ----------     ----------     ----------     ----------

        Net earnings per share of
          common stock and common
          stock equivalent . . . . .    $     0.51     $     0.35     $     1.14     $     0.20
                                        ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------

1) Outstanding stock options and options exercised in the current period are converted to common stock equivalents by the treasury stock method using the average market price of the company's stock during each period.

2) Outstanding stock options and options exercised in the current period are converted to common stock equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the company's stock during each period.


                                      -10-